Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Uni-Pixel, Inc. and subsidiaries:

We consent to the incorporation by reference in the Registration Statement on Form S-3, filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated February 26, 2013 with respect to the consolidated financial statements of Uni-Pixel, Inc. and subsidiary (the “Company”) as of December 31, 2012 and 2011 and for each of the two years in the period ended December 31, 2012 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2013, and to the reference to our firm under the caption “Experts” in the related Prospectus.

/s/ PMB Helin Donovan, LLP

Austin, TX
April 18, 2013